Exhibit 99.6

THIS CHART IS ONLY A SUMMARY OF CERTAIN TERMS AND IS PROVIDED FOR REFERENCE ONLY. THE INFORMATION INCLUDED IN THE CHART IS QUALIFIED IN ITS ENTIRETY BY EACH FUND’S REGISTRATION STATEMENT OR PRIVATE PLACEMENT MEMORANDUM (AS THE CASE MAY BE) AND LIMITED PARTNERSHIP AGREEMENT.

	The Endowment Institutional Fund, L.P.	PMF Fund, L.P.
General	Registered, closed-end non-diversified management investment company.	Registered, closed-end non-diversified management investment company.

Active/Passive Management	Active.	Passive.

Investment Objective

To preserve capital and to generate consistent long-term appreciation and returns across a market cycle (which is estimated to be five to seven years).

Investment objective is not a fundamental policy of the Fund or Master Fund.

To manage a portfolio of Investment Funds and cash to preserve value while prioritizing liquidity to investors over active management, until such time as the PMF Master Fund’s portfolio has been liquidated.

Investment objective is a fundamental policy of the PMF Master Fund.

New Investments	Yes.	No. Master Fund fundamental policy not to make new investments except for satisfying capital commitments, cash and liquidity management.

Distributions	None. Distributions received from investments are reinvested.	Master Fund fundamental policy to distribute to investors Excess Cash on a quarterly basis so long as Excess Cash is equal to or greater than $10 million as of quarter end. If Excess Cash of $25 million held by fund as of 45th day of calendar quarter, such cash will also be distributed. No minimum Excess Cash requirement for distributions upon dissolution of the Master Fund.

Term	Continuous	PMF Master Fund will enter formal dissolution period after tenth year of operations.

Fund Management	Investment Adviser - Endowment Advisers, L.P. General Partner - The Endowment Fund GP, L.P.	Investment Adviser - Endowment Advisers, L.P. General Partner - The Endowment Fund GP, L.P.

Master Fund Management Fee	1.00%

0.70% for the first six quarters of operations, reducing to 0.40% through the end of the tenth year of operations (no fee on any remaining hedge fund interests after the fifth year of operations).

No management fee after tenth year of operations.

Servicing Fee	0.35%	0.50% for the first six quarters of operations, reducing to 0.40% through the end of the tenth year of operations .

Expense Cap	None	PMF Master Fund expenses capped at 1.25% for each fiscal year, excluding fees and expenses directly charged by underlying investment funds and underlying investment fund managers, borrowing and other trading and execution costs and fees, taxes, litigation and indemnification expenses, judgments and other extraordinary expenses not incurred in the ordinary course of the PMF Master Fund’s business.

Repurchases and Liquidity

Quarterly, in the discretion of the Board.

It is not anticipated that the Board will consider a repurchase of Interests until the fourth quarter of 2014 at the earliest. Any future repurchase offers will likely offer to purchase a substantially smaller percentage of the Fund’s NAV than that which the Fund has offered to purchase historically.

No repurchase offers anticipated with the exception of offers to repurchase shares at a discount to net asset value. Please refer to the PMF Fund repurchase offer for more information.

Transferability	Restricted.	Restricted.

Borrowing	Master Fund limited by fundamental policy to no more 25% of NAV.	PMF Master Fund limited by fundamental policy to no more than 5% of NAV.

Tax Treatment	Partnership (K-1)	Partnership (K-1)

Fiscal Year	December 31	December 31

Changes to Master Fund Fundamental Policies

(1) 67% of the Shares (by value) present at a meeting at which holders of more than 50% of the Shares (by value) are present in person or by proxy;

or

(2) more than 50% of outstanding Shares (by value).

(1) The greater of:

(i) 67% of the Shares (by value) present at a meeting at which holders of more than 50% of the Shares (by value) are present in person or by proxy; or (B) more than 50% of outstanding Shares (by value) or

(ii) Minimum Limited Partner Approval (as defined in the PPM)

and

(2) Unanimous consent of the Board of Directors.

Master Fund Board of Directors	John A. Blaisdell* Andrew B. Linbeck* A. Haag Sherman* Karin B. Bonding Jonathan P. Carroll Dr. Bernard A. Harris Richard C. Johnson G. Edward Powell Scott E. Schwinger	John A. Blaisdell* Jonathan P. Carroll Richard C. Johnson G. Edward Powell Scott E. Schwinger

*	- denotes an “interested” director as defined in the 1940 Act.